SiriusXM Reports First Quarter 2023 Operating and Financial Results

•First Quarter 2023 Revenue of $2.14 Billion, Down 2% Year-Over-Year
•Net Income of $233 Million, Down from $309 Million in 2022; Diluted EPS of $0.06
•Adjusted EBITDA of $625 Million and Free Cash Flow of $144 Million
•SiriusXM Increases Full-Year Adjusted EBITDA and Free Cash Flow Guidance

NEW YORK – April 27, 2023 – SiriusXM today announced first quarter 2023 operating and financial results, including revenue of $2.14 billion, a modest 2% decrease compared to the same period in 2022. The company recorded net income of $233 million in the first quarter of 2023 compared to $309 million in the prior year's quarter. Net income per diluted common share was $0.06 in the first quarter of 2023 compared to $0.08 in the first quarter of 2022.

Adjusted EBITDA was $625 million in the first quarter of 2023, down 9% compared to the first quarter of 2022.
“Our performance in the first quarter -- underscored by our sustained low churn, high customer satisfaction, and strong margins – exceeded our expectations at the beginning of the year and strengthened our confidence to raise our financial guidance for the year. SiriusXM continues to demonstrate the enduring power of our premium audio services, differentiated programming, and our unique position in the audio entertainment market,” said Jennifer Witz, Chief Executive Officer. “We are modernizing our technology suite to bring more value to existing and new audiences as we help connect listeners to incredible moments happening on our air every day,” added Witz. “We expect our next generation SiriusXM experience will bolster our business in the years to come, and at the same time, we are taking a disciplined approach to reducing costs across the organization.”

"Our strategic approach to invest, enhance, and innovate in an otherwise challenging environment underscores the strength of our business, and we expect to improve our financial and subscriber performance quarterly for the remainder of the year," said Thomas Barry, who assumes the role of Chief Financial Officer of SiriusXM on April 28, 2023. “It is an exciting time to be at SiriusXM; in my new role, I look forward to working with this dedicated team to improve efficiencies, build on our extremely solid business model, and continue our tradition of delivering top value to our listeners and stockholders."

“In the first quarter, SiriusXM returned approximately $161 million in capital to stockholders via $94 million in recurring dividends and $67 million in common stock repurchases. We ended the quarter with net debt to adjusted EBITDA of 3.4 times," added Barry.

SEGMENT HIGHLIGHTS

Sirius XM Holdings operates two complementary audio entertainment businesses — one of which is referred to as “SiriusXM” and the second of which is referred to as “Pandora and Off-Platform.” Further information regarding these two segments will be contained in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023. The financial highlights below exclude the impact of share-based payment expense.

SiriusXM First Quarter 2023 Segment Highlights
Self-Pay Subscribers Remain at 32.0 Million
SiriusXM self-pay subscribers decreased by 347,000 as a result of fourth quarter declines in trial starts for new and used vehicles of 3% and 7%, respectively, reduced marketing spend, and seasonally higher churn typically seen in the first quarter. The SiriusXM vehicle trial funnel ended the first quarter of 2023 at 7.2 million, compared to 6.8 million at year-end 2022 and 6.9 million a year prior. Self-pay monthly churn of 1.6% for the first quarter of 2023 remained near record low levels.

SiriusXM Revenue of $1.7 Billion
SiriusXM's total revenue was $1.7 billion in the first quarter, down 2% from the prior year period. This decrease was driven by a modest $0.24 decrease in average revenue per user (ARPU) to $15.29, resulting from lower OEM paid promotional revenue and lower ad revenue, partially offset by a weighted average subscriber base that was up 1% compared to the prior year period.

SiriusXM Gross Profit of $1.0 Billion
Total cost of services at SiriusXM increased by 2% to $664 million for the quarter compared to the corresponding quarter in 2022, driven by higher programming costs and the expiration of the pre-1972 direct license agreements resulting in higher royalty rates. Gross profit at SiriusXM totaled $1.0 billion, a decrease of 5% compared to the 2022 period, producing a gross margin of 61%, a percentage point decrease compared to the prior year period.

Expanded Content Offering
In the first quarter of 2023, SiriusXM continued to strengthen its content slate with strategic renewals of content arrangements and channel launches. In the first quarter of 2023, the company signed a new multi-year deal with global superstar Kevin Hart and his entertainment company Hartbeat which will see the continuation of Kevin Hart’s Laugh Out Loud Radio and the expansion of the popular podcast Gold Minds with Kevin Hart. Within SiriusXM’s sports portfolio, the company signed extended agreements with the NHL and NASCAR enabling subscribers to tune into every NHL game and NASCAR race for years to come. And across SiriusXM, in the first quarter, subscribers continued to be entertained and delighted by limited-time channels and programming, such as The Meghan Trainor Channel, offering more ways to discover new music and rediscover old favorites.

Distribution Agreements
The company announced today that Mercedes-Benz will increase the installation of SiriusXM to make it a standard feature on all Mercedes-Benz models available in the United States. Additionally, SiriusXM with 360L – SiriusXM’s most advanced audio entertainment experience – will make its Mercedes debut in future model year vehicles.

During the first quarter, SiriusXM also launched a six-month trial offer with Walmart. In conjunction with Walmart+, the new offer allows members access to SiriusXM in-car and via streaming through the SiriusXM Platinum Plan or the streaming-exclusive SiriusXM Streaming Platinum Plan. This offer is an example of the company's efforts to diversify third-party distribution trial offers, which continued this month with an expansion of the company’s ongoing relationship with T-Mobile.

Pandora and Off-Platform First Quarter 2023 Segment Highlights

Self-Pay Subscribers Remain at 6.2 Million
Self-pay subscribers of the Pandora Plus and Pandora Premium services increased by 7,000 during the first quarter of 2023 when compared to the fourth quarter of 2022. Compared to the prior year period, total subscribers decreased slightly by 2%, ending the first quarter at 6.2 million compared to 6.3 million in the 2022 period.

Pandora and Off-Platform Revenue of $462 Million
Pandora and Off-platform revenue of $462 million during the quarter decreased a modest 1% compared to $467 million in the prior year period. Advertising revenue in the Pandora and Off-Platform segment of $334 million in the quarter remained relatively flat compared to $336 million in the prior year period, with increases in podcasting and programmatic revenue.

Pandora and Off-Platform First Quarter Gross Profit of $111 Million
The total cost of services in the segment reached $351 million, a 6% increase compared to $330 million during the same period in 2022. The increased costs were driven by higher web streaming royalty rates resulting in a total gross profit in the Pandora and Off-Platform segment of $111 million, producing a gross margin of 24%, down 5 percentage points from the same period in 2022.

ADDITIONAL FINANCIAL HIGHLIGHTS

In the first quarter of 2023, sales and marketing costs of $214 million, a decrease of 17% compared to the same period in 2022, were driven by a reduction in marketing and promotional campaigns ahead of the expected relaunch of our streaming app experience later this year. As the company works to redesign its technology infrastructure ahead of the new product launch, engineering, design, and development costs reached $68 million during the quarter, a 15% increase compared to the prior year period. G&A was up 21%, with the majority of the increase driven by litigation expenses and investment asset adjustments on our employee deferred compensation plan.

Free cash flow was $144 million for the first quarter of 2023, down from $258 million in the prior year period. The reduction in free cash flow was driven by lower adjusted EBITDA, record high satellite capital expenditures of approximately $100 million compared to the prior year period, and approximately $15 million in one time severance payments.

INCREASED 2023 FINANCIAL GUIDANCE

The company reiterated its full-year 2023 guidance for revenue while increasing its full-year 2023 guidance for adjusted EBITDA, and free cash flow as follows:
•     Total revenue of approximately $9.0 billion,
•     Adjusted EBITDA of approximately $2.75 billion, and
•     Free cash flow of approximately $1.1 billion.

FIRST QUARTER 2023 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended March 31,
(in millions, except per share data)	2023	2022
Revenue:
Subscriber revenue	$1,691	$1,713
Advertising revenue	375	383
Equipment revenue	46	53
Other revenue	32	37
Total revenue	2,144	2,186
Operating expenses:
Cost of services:
Revenue share and royalties	700	670
Programming and content	150	140
Customer service and billing	122	125
Transmission	49	51
Cost of equipment	3	3
Subscriber acquisition costs	90	90
Sales and marketing	224	272
Engineering, design and development	79	67
General and administrative	147	123
Depreciation and amortization	136	135
Impairment, restructuring and acquisition costs	32	—
Total operating expenses	1,732	1,676
Income from operations	412	510
Other (expense) income:
Interest expense	(107)	(103)
Other income	3	2
Total other expense	(104)	(101)
Income before income taxes	308	409
Income tax expense	(75)	(100)
Net income	$233	$309
Foreign currency translation adjustment, net of tax	—	8
Total comprehensive income	$233	$317
Net income per common share:
Basic	$0.06	$0.08
Diluted	$0.06	$0.08
Weighted average common shares outstanding:
Basic	3,889	3,948
Diluted	3,939	4,024
Dividends declared per common share	$0.0242	$0.2719615

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in millions, except per share data)	March 31, 2023	December 31, 2022
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$53	$57
Receivables, net	587	655
Related party current assets	18	42
Prepaid expenses and other current assets	322	284
Total current assets	980	1,038
Property and equipment, net	1,586	1,499
Intangible assets, net	3,013	3,050
Goodwill	3,249	3,249
Related party long-term assets	491	488
Deferred tax assets	147	147
Operating lease right-of-use assets	297	315
Other long-term assets	260	236
Total assets	$10,023	$10,022
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$1,170	$1,248
Accrued interest	72	165
Current portion of deferred revenue	1,307	1,322
Current maturities of debt	122	196
Operating lease current liabilities	48	50
Related party current liabilities	77	—
Total current liabilities	2,796	2,981
Long-term deferred revenue	79	81
Long-term debt	9,391	9,256
Deferred tax liabilities	511	565
Operating lease liabilities	310	320
Other long-term liabilities	195	170
Total liabilities	13,282	13,373
Stockholders’ equity (deficit):
Common stock, par value $0.001 per share; 9,000 shares authorized; 3,879 and 3,891 shares issued; 3,878 and 3,891 shares outstanding at March 31, 2023 and December 31, 2022, respectively	4	4
Accumulated other comprehensive (loss) income, net of tax	(4)	(4)
Treasury stock, at cost; 1 and 0 shares of common stock at March 31, 2023 and December 31, 2022, respectively	(5)	—
Accumulated deficit	(3,254)	(3,351)
Total stockholders’ equity (deficit)	(3,259)	(3,351)
Total liabilities and stockholders’ equity (deficit)	$10,023	$10,022

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For The Three Months Ended March 31,
(in millions)	2023	2022
Cash flows from operating activities:
Net income	$233	$309
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	136	135
Non-cash impairment and restructuring costs	8	—
Non-cash interest expense, net of amortization of premium	3	5
Provision for doubtful accounts	14	15
Gain on unconsolidated entity investments, net	—	(3)
(Gain) loss on other investments	(2)	3
Share-based payment expense	45	45
Deferred income tax (benefit) expense	(52)	29
Amortization of right-of-use assets	10	12
Changes in operating assets and liabilities:
Receivables	53	57
Related party, net	88	60
Prepaid expenses and other current assets	(38)	(71)
Other long-term assets	6	1
Accounts payable and accrued expenses	(57)	(116)
Accrued interest	(93)	(102)
Deferred revenue	(17)	(9)
Operating lease liabilities	(10)	(15)
Other long-term liabilities	23	—
Net cash provided by operating activities	350	355
Cash flows from investing activities:
Additions to property and equipment	(205)	(97)
Purchases of other investments	(1)	—
Acquisition of business, net of cash acquired	—	(44)
Investments in related parties and other equity investees	(29)	(1)
Net cash used in investing activities	(235)	(142)
Cash flows from financing activities:
Taxes paid from net share settlements for stock-based compensation	(14)	(29)
Revolving credit facility, net	130	981
Principal payments of long-term borrowings	(77)	(1)
Payment of contingent consideration for business acquisition	(2)	—
Common stock repurchased and retired	(62)	(206)
Dividends paid	(94)	(1,073)
Net cash used in financing activities	(119)	(328)
Net decrease in cash, cash equivalents and restricted cash	(4)	(115)
Cash, cash equivalents and restricted cash at beginning of period (1)	65	199
Cash, cash equivalents and restricted cash at end of period (1)	$61	$84
(1)The following table reconciles cash, cash equivalents and restricted cash per the statement of cash flows to the balance sheet. The restricted cash balances are primarily due to letters of credit which have been issued to the landlords of leased office space. The terms of the letters of credit primarily extend beyond one year.

(in millions)	March 31, 2023	December 31, 2022	March 31, 2022	December 31, 2021
Cash and cash equivalents	$53	$57	$76	$191
Restricted cash included in Other long-term assets	8	8	8	8
Total cash, cash equivalents and restricted cash at end of period	$61	$65	$84	$199

Unaudited Results
Set forth below are our results of operations for the three months ended March 31, 2023 compared with the three months ended March 31, 2022. Legal settlements and reserves and share-based payment expense have been excluded from cost of services line items and presented as their own line items in the table below, as this is consistent with how the segments are evaluated on a regular basis.

	For the Three Months Ended March 31,		2023 vs 2022 Change
(in millions)	2023	2022	Amount	%
Revenue
Sirius XM:
Subscriber revenue	$1,563	$1,582	$(19)	(1)%
Advertising revenue	41	47	(6)	(13)%
Equipment revenue	46	53	(7)	(13)%
Other revenue	32	37	(5)	(14)%
Total Sirius XM revenue	1,682	1,719	(37)	(2)%
Pandora and Off-platform:
Subscriber revenue	128	131	(3)	(2)%
Advertising revenue	334	336	(2)	(1)%
Total Pandora and Off-platform revenue	462	467	(5)	(1)%
Total consolidated revenue	2,144	2,186	(42)	(2)%
Cost of services
Sirius XM:
Revenue share and royalties	390	382	8	2%
Programming and content	129	122	7	6%
Customer service and billing	102	102	—	—%
Transmission	40	40	—	—%
Cost of equipment	3	3	—	—%
Total Sirius XM cost of services	664	649	15	2%
Pandora and Off-platform:
Revenue share and royalties	310	288	22	8%
Programming and content	14	10	4	40%
Customer service and billing	19	22	(3)	(14)%
Transmission	8	10	(2)	(20)%
Total Pandora and Off-platform cost of services	351	330	21	6%
Total consolidated cost of services	1,015	979	36	4%
Subscriber acquisition costs	90	90	—	—%
Sales and marketing	214	259	(45)	(17)%
Engineering, design and development	68	59	9	15%
General and administrative	132	109	23	21%
Depreciation and amortization	136	135	1	1%
Impairment, restructuring and acquisition costs	32	—	32	nm
Share-based payment expense (1)	45	45	—	—%
Total operating expenses	1,732	1,676	56	3%
Income from operations	412	510	(98)	(19)%
Other (expense) income:
Interest expense	(107)	(103)	(4)	4%
Other income	3	2	1	nm
Total other expense	(104)	(101)	(3)	3%
Income before income taxes	308	409	(101)	(25)%
Income tax expense	(75)	(100)	25	(25)%
Net income	$233	$309	$(76)	(25)%

Adjusted EBITDA	$625	$690	$(65)	(9)%

Gross Profit - Sirius XM	$1,018	$1,070	$(52)	(5)%
Gross Margin % - Sirius XM	61%	62%	(1)%	(2)%
Gross Profit - Pandora and Off-platform	$111	$137	$(26)	(19)%
Gross Margin % - Pandora and Off-platform	24%	29%	(5)%	(17)%
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(1)    Allocation of share-based payment expense:

	For the Three Months Ended March 31,
(in millions)	2023	2022
Programming and content - Sirius XM	$6	$7
Customer service and billing - Sirius XM	1	1
Transmission - Sirius XM	1	1
Programming and content - Pandora and Off-platform	1	1
Sales and marketing	10	13
Engineering, design and development	11	8
General and administrative	15	14
Total share-based payment expense	$45	$45

Key Financial and Operating Metrics

A full glossary defining our key financial and operating metrics can be found in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in Sirius XM's subscriber count or subscriber-based operating metrics.
Set forth below are our subscriber balances as of March 31, 2023 compared to March 31, 2022:

	As of March 31,		2023 vs 2022 Change
(subscribers in thousands)	2023	2022	Amount	%
Sirius XM
Self-pay subscribers	32,040	32,014	26	—%
Paid promotional subscribers	1,984	1,940	44	2%
Ending subscribers	34,024	33,954	70	—%
Sirius XM Canada subscribers	2,587	2,523	64	3%

Pandora and Off-platform
Monthly active users - all services	46,663	50,554	(3,891)	(8)%
Self-pay subscribers	6,222	6,328	(106)	(2)%
Paid promotional subscribers	—	—	—	nm
Ending subscribers	6,222	6,328	(106)	(2)%

The following table contains our Non-GAAP financial and operating performance measures which are based on our adjusted results of operations for the three months ended March 31, 2023 and 2022:

	For the Three Months Ended March 31,		2023 vs 2022 Change
(subscribers in thousands)	2023	2022	Amount	%
Sirius XM
Self-pay subscribers	(347)	(25)	(322)	(1,288)%
Paid promotional subscribers	66	(54)	120	222%
Net additions	(281)	(79)	(202)	(256)%
Weighted average number of subscribers	34,114	33,890	224	1%
Average self-pay monthly churn	1.6%	1.6%	—%	—%
ARPU (1)	$15.29	$15.53	$(0.24)	(2)%
SAC, per installation	$14.39	$12.73	$1.66	13%

Pandora and Off-platform
Self-pay subscribers	7	4	3	75%
Paid promotional subscribers	—	(69)	69	nm
Net additions	7	(65)	72	(111)%
Weighted average number of subscribers	6,203	6,356	(153)	(2)%
Ad supported listener hours (in billions)	2.59	2.68	(0.10)	(4)%
Advertising revenue per thousand listener hours (RPM)	$85.09	$89.77	$(4.68)	(5)%

Total Company
Adjusted EBITDA	$625	$690	$(65)	(9)%
Free cash flow	$144	$258	$(114)	(44)%

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(1)    ARPU for Sirius XM excludes subscriber revenue from our connected vehicle services of $39 and $49 for the three months ended March 31, 2023 and 2022, respectively.

Reconciliation from GAAP Net income to Non-GAAP Adjusted EBITDA:

	For the Three Months Ended March 31,
(in millions)	2023	2022
Net income:	$233	$309
Add back items excluded from Adjusted EBITDA:
Impairment, restructuring and acquisition costs	32	—
Share-based payment expense	45	45
Depreciation and amortization	136	135
Interest expense	107	103
Other income	(3)	(2)
Income tax expense	75	100
Adjusted EBITDA	$625	$690

Reconciliation of Free Cash Flow:

	For the Three Months Ended March 31,
(in millions)	2023	2022
Cash Flow information
Net cash provided by operating activities	$350	$355
Net cash used in investing activities	(235)	(142)
Net cash used in financing activities	(119)	(328)
Free Cash Flow
Net cash provided by operating activities	350	355
Additions to property and equipment	(205)	(97)
Purchases of other investments	(1)	—
Free cash flow	$144	$258

Reconciliation of SAC, per installation:

	For the Three Months Ended March 31,
(costs in millions and installs in thousands)	2023	2022
Subscriber acquisition costs, excluding connected vehicle services	$90	$90
Less: margin from sales of radios and accessories, excluding connected vehicle services	(43)	(50)
	$47	$40
Installations	3,334	3,125
SAC, per installation (a)	$14.39	$12.73
(a)    Amounts may not recalculate due to rounding.

###

About SiriusXM

SiriusXM is the leading audio entertainment company in North America with a portfolio of audio businesses including its flagship subscription entertainment service SiriusXM; the ad-supported and premium music streaming services of Pandora; an expansive podcast network; and a suite of business and advertising solutions. Reaching a combined monthly audience of approximately 150 million listeners, SiriusXM offers a broad range of content for listeners everywhere they tune in with a diverse mix of live, on-demand, and curated programming across music, talk, news, and sports. For more about SiriusXM, please go to: www.siriusxm.com.

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: Risks Relating to our Business and Operations: We have been, and may continue to be, adversely affected by supply chain issues; we may be adversely affected by the war in Ukraine; we face substantial competition and that competition is likely to increase over time; if our efforts to attract and retain subscribers and listeners, or convert listeners into subscribers, are not successful, our business will be adversely affected; we engage in extensive marketing efforts and the continued effectiveness of those efforts is an important part of our business; we rely on third parties for the operation of our business, and the failure of third parties to perform could adversely affect our business; failure to successfully monetize and generate revenues from podcasts and other non-music content could adversely affect our business, operating results, and financial condition; we may not realize the benefits of acquisitions or other strategic investments and initiatives; the ongoing COVID-19 pandemic has introduced significant uncertainty to our business; and the impact of economic conditions may adversely affect our business, operating results, and financial condition. Risks Relating to our Sirius XM Business: A substantial number of our Sirius XM service subscribers periodically cancel their subscriptions and we cannot predict how successful we will be at retaining customers; our ability to profitably attract and retain subscribers to our Sirius XM service is uncertain; our business depends in part upon the auto industry; failure of our satellites would significantly damage our business; and our Sirius XM service may experience harmful interference from wireless operations. Risks Relating to our Pandora Business: Our Pandora ad-supported business has suffered a substantial and consistent loss of monthly active users, which may adversely affect our Pandora business; our Pandora business generates a significant portion of its revenues from advertising, and reduced spending by advertisers could harm our business; our failure to convince advertisers of the benefits of our Pandora ad-supported service could harm our business; if we are unable to maintain revenue growth from our advertising products our results of operations will be adversely affected; changes to mobile operating systems and browsers may hinder our ability to sell advertising and market our services; and if we fail to accurately predict and play music, comedy or other content that our Pandora listeners enjoy, we may fail to retain existing and attract new listeners. Risks Relating to Laws and Governmental Regulations: Privacy and data security laws and regulations may hinder our ability to market our services, sell advertising and impose legal liabilities; consumer protection laws and our failure to comply with them could damage our business; and failure to comply with FCC requirements could damage our business. Risks Associated with Data and Cybersecurity and the Protection of Consumer Information: If we fail to protect the security of personal information about our customers, we could be subject to costly government enforcement actions and private litigation and our reputation could suffer; and interruption or failure of our information technology and communications systems could impair the delivery of our service and harm our business. Risks Associated with Certain Intellectual Property Rights: The market for music rights is changing and is subject to significant uncertainties; our Pandora services depend upon maintaining complex licenses with copyright owners, and these licenses contain onerous terms; the rates we must pay for “mechanical rights” to use musical works on our Pandora service have increased substantially and these rates may adversely affect our business; failure to protect our intellectual property or actions by third parties to enforce their intellectual property rights could substantially harm our business and operating results; some of our services and technologies may use “open source” software, which may restrict how we use or distribute our services or require that we release the source code subject to those licenses; and rapid technological and industry changes and new entrants could adversely impact our services. Risks Related to our Capital and Ownership Structure: We have a significant amount of indebtedness, and our debt contains certain covenants that restrict our operations; we are a “controlled company” within the meaning of the NASDAQ listing rules and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements; while we currently pay a quarterly cash dividend to holders of our common stock, we may change our dividend policy at any time; and our principal stockholder has significant influence, including over actions requiring stockholder approval, and its interests may differ from the interests of other holders of our common stock. Other Operational Risks: If we are unable to attract and retain qualified personnel, our business could be harmed; our facilities could be damaged by natural catastrophes or terrorist activities; the unfavorable outcome of pending or future litigation could have an adverse impact on our operations and financial condition; we may be exposed to liabilities that other entertainment service providers would not customarily be subject to; and our business and prospects depend on the strength of our brands. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2022, which is filed with the Securities and Exchange Commission (the "SEC") and available at the SEC's Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Investor contact:
Hooper Stevens
212.901.6718
Hooper.Stevens@siriusxm.com

Natalie Diana Candela
212.901.6672
Natalie.Candela@siriusxm.com

Media contact:
Jessica Casano-Antonellis
212.901.6767
Jessica.Casano@siriusxm.com